EXHIBIT 23.1

Principal Officers: Harry Jung, P. Eng. President, C.E.O. Dana B. Laustsen, P. Eng. Executive V.P., C.O.O. Keith M. Braaten, P. Eng. Executive V.P.

Officers / Vice Presidents:

Terry L. Aarsby, P. Eng.
Jodi L. Anhorn, P. Eng.
Leonard L. Herchen, P. Eng.
Myron J. Hladyshevsky, P. Eng.
Bryan M. Joa, P. Eng.
Mark Jobin, P. Geol.
John E. Keith, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.

LETTER OF CONSENT

We hereby consent to the filing as an exhibit to the annual report on Form 10-K/A of Ivanhoe Energy Inc. of our report dated January 18, 2012 on oil and gas reserves of Pan-China Resources Ltd., and our report dated February 7, 2012 on the oil reserves of Ivanhoe Energy Inc. relating to the Tamarack Project.

Yours very truly, GLJ PETROLEUM CONSULTANTS LTD. “Originally Signed by” Bryan M. Joa, P. Eng. Vice-President

Dated:  March 26, 2013
Calgary, Alberta
CANADA